Exhibit (d)(2)(F)

AMENDMENT TO LICENSE AGREEMENT

This Amendment to License Agreement (“Amendment”) is entered into as of this 6th day of August 1998, with respect to the License Agreement dated as of February 29, 1980 (“License Agreement”) between Metro-Goldwyn-Mayer Film Co., the predecessor in interest to METRO-GOLDWYN-MAYER LION CORP., a corporation organized and existing under the laws of Delaware, with an office at 2500 Broadway Street, Santa Monica, California 90404-3061 (“MGM”), and Metro-Goldwyn-Mayer Inc., the predecessor in interest to MGM GRAND, INC., a corporation organized and existing under the laws of Delaware, with an office at 3799 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (“Grand”).

RECITALS

WHEREAS, the parties to this Amendment acknowledge that they enjoy a unique historical relationship as set forth in the Recitals hereof;

WHEREAS, prior to February 29, 1980, the predecessor in interest to Grand consisted of a single corporate entity engaged in different businesses, including resort hotel, gaming and filmed entertainment business, and on February 29, 1980, pursuant to a bifurcation described in the February 29, 1980 Agreement and Plan of Reorganization, that single corporate entity divided into two separate corporate entities;

WHEREAS, as a result of this bifurcation, the predecessor in interest to Grand transferred such filmed entertainment business (which at that time included those operations and activities set forth in the decision of the Court on the cross-complaint in MGM-Pathe Communications Co. v. The Walt Disney Company, Case No. C686329, Cal. Sup. Ct., Aug. 20, 1993) to a newly-created, separate corporate entity, “Filmco”, which was a predecessor in interest to MGM, and the predecessor in interest to Grand remained in the resort hotel and/or gaming business;

WHEREAS, Grand further transferred for all purposes its trademark rights in the various MGM trademarks, service marks and tradenames including but not limited to: METRO-GOLDWYN-MAYER, MGM, M-G-M, MGM GRAND, M-G-M GRAND, MGM GRAND HOTEL and M-G-M GRAND HOTEL, and the various Lion Logos associated with these marks, including but not limited to a particular lion logo featuring the left profile of a lion, identified as “Logo A” and set forth in Schedule I to the License Agreement, which has also been used by Grand in a form featuring the right profile of a lion, and two lion logos identified as “Logo B” and “Logo C”, respectively, and set forth in Schedule I to the License Agreement, (the “MGM Marks”) to the newly-created Filmco in exchange for, among other things, the License Agreement which is the subject of this Amendment;

WHEREAS, the parties agree and acknowledge that Metro-Goldwyn- Mayer Lion Corp., the successor-in-interest to Filmco, is the owner of all right, title and interest throughout the world to the various MGM Marks, and any copyrights or other rights existing therein (except as to the copyright in Logo A), and;

WHEREAS, pursuant to the License Agreement, Filmco licensed to Grand’s predecessor in interest the exclusive rights to use certain MGM Marks in and in connection with Grand’s resort hotel and/or gaming business;

WHEREAS, for purposes of this Amendment, the party referred to as “MGM” in the License Agreement shall be referred to herein as “Grand”, its successor in interest, and the party referred to as “Filmco” in the License Agreement shall be referred to herein as “MGM”, its successor in interest;

WHEREAS, the parties wish to clarify and amend certain provisions of the License Agreement, while leaving the remainder of the License Agreement intact;

NOW, THEREFORE, based upon the foregoing Recitals and in consideration of the premises and of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by both parties, the parties hereto agree as follows:

1.    Paragraph 1 of Section 1 of the License Agreement shall be deleted in its entirety and replaced, as follows:

MGM hereby licenses to Grand, commencing as of the date hereof and continuing through the Term, the exclusive right to use the trademarks, service marks and tradenames MGM GRAND, M-G-M GRAND, MGM GRAND HOTEL, M-G-M GRAND HOTEL and Logo A (but not Logos B and C) contained in Schedule I attached hereto and by this reference made a part hereof in and in connection with the resort hotel and/or gaming business and any and all activities conducted by Grand in any and all resort hotels and/or gaming businesses (including but not limited to such entertainment-related activities as are customarily provided or engaged in the resort hotel and/or gaming businesses, but not including filmed entertainment) now in existence or hereafter owned, operated or managed by Grand (including hotel, restaurant and cabaret services in such resort hotels and/or gaming businesses) and the advertising, publicity and promotion of Grand with respect thereto. Such license shall include the right to use the trademarks, service marks and tradenames MGM GRAND and M-G-M GRAND and MGM GRAND HOTEL and M-G-M GRAND HOTEL in the corporate name of Grand and its existing and future joint ventures, partnerships and/or subsidiaries. MGM agrees not to license use of the trademarks, service marks, tradenames, and Logos A, B and C contained in Schedule I to any other person, firm, corporation or other business entity for use in the hotel, resort hotel and/or gaming business. Without expanding the scope of the rights otherwise granted under this paragraph, and subject to the quality control standards and provisions applicable to Grand, Grand shall have the right to sublicense its rights under this Agreement.

2.    The following language shall be added to Section 1 of the License Agreement:

MGM hereby licenses to Grand commencing as of the date hereof and continuing through the Term, the exclusive right to use the “Street Lion,” “Liquid Lion,” “Walking Lion,” “Caricature Lion” (a.k.a. “King Looey” and a.k.a. “King LJ”) and “Lion Cub Head” logos. Grand shall also have the right, from time to time, to adopt new lion logos and marks to be owned by MGM and used by Grand pursuant to the terms of this License Agreement. Any such newly-adopted logos or marks, along with the “Street Lion,” “Liquid Lion,” “Walking Lion,” “Caricature Lion” (a.k.a. “King Looey” and a.k.a. “King LJ”) and “Lion Cub Head” logos are referred to collectively herein as the “Grand-Developed Marks.” Use of such new logos and marks shall be subject to written approval by MGM, which approval shall not be withheld unless: (a) the proposed lion conflicts with and/or is likely to be confused with a trademark or service mark used, applied for, registered, or previously developed and in preparatory use by MGM, or (b) such logo or mark incorporates immoral, scandalous or degrading material or tarnishes by diminishing the quality of the image of MGM or the MGM Marks. Nothing contained herein shall be deemed to prohibit MGM from developing, adopting and/or utilizing any other lion logos or marks that do not conflict with Grand-Developed Marks in use or from using any descriptive, generic, conventional or stock words or other elements contained within or comprising any Grand-Developed Marks.

Any copyright in any of the Grand-Developed Marks shall continue to be owned exclusively by Grand. MGM shall not transfer, sell or assign ownership of the Grand-Developed Marks except as a part of a transfer, sale or assignment of all of the MGM Marks. Any transferee, purchaser or assignee of the MGM Marks shall be subject to the terms of the License Agreement.

Promptly upon execution of this Amendment, Grand shall cause any and all trademark registrations or pending trademark registration applications currently held in the name of Grand and subject to the terms of this Agreement (including but not limited to those “Grand-Developed Marks” specified above) to be transferred to the name of Metro-Goldwyn-Mayer Lion Corp. In the event that any such registration or application cannot be so transferred, Grand shall, at its option, either abandon and/or withdraw it, except that in the event, that an application is pending in the United States Patent & Trademark Office as an “intent-to-use” application, or is otherwise non-transferable without use, Grand shall, at its option, either abandon or withdraw such application or take such steps as are necessary to complete the registration and, upon obtaining such registration, shall cause it to be transferred to the name of Metro-Goldwyn-Mayer Lion Corp.

Grand and MGM shall reasonably cooperate with one another in the registration, maintenance and protection of all trademarks which are the subject of this Agreement. Grand shall have the right to make such claims or take such action as it deems appropriate to protect its interest in the rights licensed hereunder without the prior authorization of MGM, except Grand shall take no action to settle or compromise any such claim or action without the prior written authorization of MGM. Notwithstanding the foregoing, Grand may, however, settle or compromise such a claim or action without the authorization of MGM when such settlement or compromise does not materially adversely affect either MGM’s or Grand’s rights to any of the MGM Marks.

3.    The portion of the first sentence of Section 2 of the License Agreement which reads as follows:

“(except the entertainment business or businesses furnishing material to the entertainment area)”

is amended to read as follows:

“(except the filmed entertainment business or businesses furnishing material to the filmed entertainment area)”

4.    The second sentence of the first paragraph of Section 2 of the License Agreement, shall be amended to read as follows:

Notwithstanding anything to the contrary contained herein, it is agreed, that Grand shall have the right to use the letters “MGM” and “M-G-M” apart from the words “Grand” or “Grand Hotel” in connection with its exploitation of the trademark and service mark rights under this Agreement, but such right shall be limited strictly to the resort hotel and/or gaming business and to the types of uses made by Grand of the letters “MGM” and “M-G-M” apart from the words “Grand” or “Grand Hotel” prior to August 1998 and only in resort hotels and/or gaming businesses owned, operated or managed by MGM.”

5.    The following language shall be added to Section 1 of the License Agreement:

The territory of this License Agreement is worldwide. The Term of this agreement shall be that set forth in the License Agreement, except in those countries or territories in which the laws require a license of shorter duration. In each such country or territory, the license shall be for a term of the greatest number of years or longest term permitted under the laws of such country or territory, but no longer, and shall automatically renew for ten successive terms of such duration under the same terms and conditions. Upon Grand’s written notification to MGM of its desire to renew the foreign nation license agreement with MGM, the parties shall enter into a new license agreement under the same terms as this License Agreement, including all amendments thereto, except that the parties shall, at that time, agree to the duration of the term of such new license agreement, which term shall in no event be less than the term original agreed to herein, including automatic renewals or the maximum term permitted by law including renewals, whichever is longer.

6.    The following language, which comprises the third sentence of Section 4, in the sixth through tenth lines of Section 4, on page 3 of the License Agreement, shall be deleted in its entirety:

Filmco hereby acknowledges that it has approved all the uses made as of the date hereof by MGM in its resort hotel and/or gaming business of such trademarks, trade names and logo and all like or comparable uses by MGM in its resort hotel and/or gaming business in the future are hereby deemed approved.

7.    The following language shall be added to Section 4 of the License Agreement:

Grand agrees that its use of any marks pursuant to this Agreement on goods or in connection with services shall be of a high standard for style, quality and appearance (the “Baseline Standard.”) MGM has inspected Grand’s use of such marks through the date of the execution of the Amendment and acknowledges that such use by Grand meets the Baseline Standard.

The services and goods licensed hereunder, shall be manufactured, sold, distributed, promoted and otherwise used in accordance with all applicable laws.

The parties acknowledge that at all times since the License Agreement, the licensed services and related goods provided and sold by Grand, and/or its predecessors in interest, have been within the terms of the License Agreement and of consistently high quality, and, accordingly, Grand’s and/or its predecessors in interest’s use of such certain MGM Marks in connection with Grand’s resort hotel and/or gaming business has inured to the benefit of MGM.

8.    Section 11 of the License Agreement shall be deleted in its entirety and replaced, as follows:

All notices shall be given to or made at the respective addresses of the parties as set forth in paragraph 1 of the Amendment unless notification of a change of address is given in writing and shall be sent by personal service or registered or certified mail, and shall be deemed to have been given at the time it is received. Notices to MGM and Grand shall be directed to the attention of their respective General Counsels.

9.    The following language shall be added to the License Agreement as new Section 13:

Grand shall, to the extent commercially practical, provide trademark and, when applicable, copyright notices, on goods it sells or produces bearing the MGM Marks as is reasonably required by MGM. Grand shall also include copyright notices on and in connection with the use of film material used by Grand pursuant to Paragraph 5 of the License

Agreement. Grand’s inadvertent failure to apply such notices shall not be deemed a material breach of the License Agreement.

10.  Throughout the License Agreement and Amendment, references to the “hotel/casino” business, “hotel/casinos” or “hotel/gaming business” shall be deemed replaced by the phrase “hotel, resort hotel and/or gaming business.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the 6th day of August, 1998.

MGM GRAND, INC.

By:	/s/ Alejandro Yemenidjian
Title:

METRO-GOLDWYN-MAYER LION CORP.

By:	/s/ David Johnson
Title: Senior Executive Vice President